Exhibit 16.1

March 1, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read item 4.01 of Form 8-K/A dated March 1, 2007, of S&T Bancorp, Inc. and are in agreement with the statements contained in the first, second, third and the fourth paragraphs therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Ernst & Young, LLP

Pittsburgh, Pennsylvania